EXHIBIT 99.1

Air Methods Reports 2Q15 Results and 3Q15 Update

Board of Directors Authorizes Up to $200 Million Share Repurchase Program

DENVER, Aug. 6, 2015 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, reported financial results for the quarter and six months ended June 30, 2015 and provided an update on preliminary July 2015 flight volume. For the quarter, revenue increased 2% to $263.6 million from $257.6 million in the prior-year quarter. For the six-month period, revenue increased 5% to $501.9 million, compared to $478.7 million in the prior-year six-month period.

For the quarter, net income from continuing operations was $27.4 million, or $0.69 per diluted share, compared with $29.8 million, or $0.75 per diluted share, in the second quarter of 2014. For the six-month period, net income from continuing operations was $40.3 million, or $1.01 per diluted share, compared with $41.4 million, or $1.05 per diluted share, in the prior-year six-month period.

Community-based patient transports were 16,105 during the current-year quarter, compared with 14,994 in the prior-year quarter, a 7% increase. Patients transported for community bases in operation greater than one year (Same-Base Transports) decreased by 2%, or 318 transports, while weather cancellations for these same bases increased by 1,250 transports compared with the prior-year quarter. Requests for community-based service increased 4% for bases open greater than one year. Net revenue per community-based transport decreased less than 1% from $11,353 to $11,298 in the current-year quarter due to deterioration in payer mix and collection rate net of the benefit of price increases.

Maintenance expense, excluding tourism operations, increased $2.1 million, or 10%, compared with the prior-year quarter, even though total flight volume decreased 1%. Excluding tourism operations, fuel expense decreased $1.9 million compared with the prior-year quarter, while fuel expense per flight hour decreased by 32%. During the second quarter and six-month period ending June 30, 2015, the Company incurred higher expenses related to employee health insurance and workers compensation benefits. On a year-over-year basis, these costs increased $4.0 million and $4.2 million, respectively.

For the second quarter, Air Medical Services revenue increased by 3% to $224.7 million compared with $218.8 million in the prior-year quarter, while its segment net income from continuing operations decreased 6% from $55.5 million to $52.3 million. Tourism revenue increased 10% from $31.4 million to $34.4 million, while Tourism segment net income decreased 14% from $4.9 million to $4.2 million. Maintenance expense in the Tourism division increased $2.3 million, or 50%, despite flight hours increasing only 5%. United Rotorcraft Division's external revenue decreased 40% to $4.4 million compared with $7.4 million in the prior-year quarter, while its external segment net loss was $0.4 million for the second quarter of 2015 compared to $0.1 million for the prior-year quarter.

The Company also provided an update on preliminary July 2015 flight volume. Total community-based transports increased 6% to 5,814 during July 2015, compared with 5,497 in July 2014. July 2015 Same-Base Transports decreased by 53 transports as compared with July 2014. Weather cancellations during July 2015 for these same bases increased by 393 compared with the prior-year month.

Aaron Todd, CEO, stated, "Missed flights due to weather, less favorable payor mix and collection rates, and higher maintenance expense have been headwinds for financial results year-to-date, as well as in the second quarter. Despite this, we remain optimistic for the future because of the continued growth in requests and same-base transports adjusted for weather cancellations, continued interest in hospital-based conversions, opportunities for future acquisitions, a strong balance sheet and solid cash flow as evidenced by the 7% growth in cash receipts per transport over the last twelve months and 45% growth in year-to-date cash flow from continuing operations. With our stock at its current level and our optimism about the future, our Board of Directors authorized a repurchase program of up to $200 million of the Company's common stock."

Shares will be repurchased in the open market at times and amounts considered appropriate by the Company based on factors including price and market conditions. This share repurchase program does not obligate the Company to acquire any particular amount of common stock. The Company's share repurchase program may be suspended, discontinued or resumed at any time. The Company is in the process of amending its credit agreement to allow for the execution of the share repurchase program. The amendment to the credit agreement is expected to be complete in the third quarter.

The Company will discuss these results in a conference call scheduled today at 4:30 p.m. Eastern. Interested parties can access the call by dialing (855) 601-0049 (domestic) or (720) 398-0100 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 77221453, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provides helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods' fleet of owned, leased or maintained aircraft features over 450 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are "forward-looking statements", including statements we make with regard to the Company's second quarter 2015 operational and financial results, including those related to (i) total community-based patient transports, (ii) same-base transports, (iii) weather cancellations, (iv) net revenue per patient transport, and (v) net income per share, and statements regarding hospital-based conversions, future acquisitions, anticipated amendment to our credit agreement, and share repurchases, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the Company's completion of its final quarter-end closing and review procedures, the size, structure and growth of the Company's air medical services, United Rotorcraft Division and Tourism Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Please contact Christina Brodsly at (303) 256-4122 to be included on the Company's e-mail distribution list.

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	June 30, 2015	December 31, 2014

ASSETS

Current assets:
Cash and cash equivalents	$ 28,861	13,165
Trade receivables, net	306,114	293,985
Other current assets	83,653	92,691

Total current assets	418,628	399,841

Net property and equipment	751,534	721,981
Other assets, net	273,548	239,483

Total assets	$ 1,443,710	1,361,305

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to aircraft pending long-term financing	$ 16,314	11,442
Current portion of indebtedness	69,891	69,781
Accounts payable, accrued expenses and other	115,551	99,044

Total current liabilities	201,756	180,267

Long-term indebtedness	578,001	563,373
Other non-current liabilities	141,410	138,775

Total liabilities	921,167	882,415

Redeemable non-controlling interests	7,582	6,981

Total stockholders' equity	514,961	471,909

Total liabilities and stockholders' equity	$ 1,443,710	1,361,305

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenue:
Patient transport revenue, net	$ 182,260	170,539	344,076	312,401
Air medical services contract revenue	38,775	45,790	79,414	90,551
Tourism revenue	34,444	31,430	62,665	55,768
Product operations	4,450	7,404	8,587	15,224
Dispatch and billing service revenue	3,673	2,474	7,159	4,762
Total revenue	263,602	257,637	501,901	478,706

Expenses:
Operating expenses	160,090	147,496	316,833	292,092
General and administrative	33,622	35,807	69,347	67,132
Depreciation and amortization	21,154	20,123	41,198	40,495
	214,866	203,426	427,378	399,719

Operating income	48,736	54,211	74,523	78,987

Interest expense	(5,163)	(5,569)	(10,148)	(11,097)
Other, net	1,172	292	1,536	266

Income from continuing operations before income taxes	44,745	48,934	65,911	68,156

Income tax expense	(17,339)	(19,132)	(25,629)	(26,777)

Income from continuing operations	27,406	29,802	40,282	41,379

Loss on discontinued operations, net of income taxes	(340)	(878)	(349)	(1,403)

Net income	27,066	28,924	39,933	39,976

Income attributable to redeemable non-controlling interests	243	134	482	297

Net income attributable to Air Methods Corporation and subsidiaries	$ 26,823	28,790	39,451	39,679

Income per common share:
Basic
Continuing operations	$ 0.69	0.75	1.01	1.05
Discontinued operations	(0.01)	(0.02)	(0.01)	(0.04)
Diluted
Continuing operations	$ 0.69	0.75	1.01	1.05
Discontinued operations	(0.01)	(0.02)	(0.01)	(0.04)

Weighted average common shares outstanding - basic	39,272,325	39,151,012	39,267,222	39,135,292
Weighted average common shares outstanding - diluted	39,405,889	39,318,480	39,400,193	39,314,872

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2015	2014

Cash flows from operating activities:
Net income	$ 39,933	39,976
Loss from discontinued operations, net of income taxes	349	1,403
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,198	40,495
Deferred income tax expense	2,491	9,207
Stock-based compensation	3,604	1,513
Tax benefit from exercise of stock options	(160)	(1,010)
Loss on disposition of assets	269	1,213
Unrealized loss on derivative instrument	256	64
Loss from equity method investee	353	603
Changes in assets and liabilities, net of effects of acquisitions	19,933	(18,871)

Net cash provided by continuing operating activities	108,226	74,593
Net cash used by discontinued operating activities	(47)	(1,198)
Net cash provided by operating activities	108,179	73,395

Cash flows from investing activities:
Acquisition of subsidiaries	--	(3,182)
Acquisition of property and equipment	(48,355)	(65,752)
Payments for hospital contract conversions	(43,481)	--
Buy-out of previously leased aircraft	(7,569)	(17,296)
Proceeds from disposition of equipment	2,664	9,156
Decrease (increase) in other assets	(10,741)	447

Net cash used by continuing investing activities	(107,482)	(76,627)
Net cash provided (used) by discontinued investing activities	25	(157)
Net cash used by investing activities	(107,457)	(76,784)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	408	479
Tax benefit from exercise of stock options	160	1,010
Net borrowings (payments) under line of credit	--	1,000
Payments for financing costs	(54)	(75)
Proceeds from long-term debt	55,321	34,429
Payment of long-term debt and capital lease obligations	(40,861)	(40,497)
Proceeds from non-controlling interests	--	98

Net cash provided (used) by continuing financing activities	14,974	(3,556)
Net cash provided (used) by discontinued financing activities	--	--
Net cash provided (used) by financing activities	14,974	(3,556)

Increase (decrease) in cash and cash equivalents	15,696	(6,945)

Cash and cash equivalents at beginning of period	13,165	9,862

Cash and cash equivalents at end of period	$ 28,861	2,917

AIR METHODS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBITDA
(Amounts in thousands)
(unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net income attributable to Air Methods Corporation and subsidiaries	$ 26,823	28,790	$ 39,451	39,679
Loss on discontinued operations, net of income taxes	(340)	(878)	(349)	(1,403)
Net income from continuing operations attributable to Air Methods Corporation and subsidiaries	27,163	29,668	39,800	41,082

Interest expense *	5,118	5,533	10,063	11,028
Income tax expense *	17,339	19,132	25,629	26,777
Depreciation and amortization *	21,061	20,038	41,017	40,327
Loss on disposition of assets, net *	531	806	269	1,213

EBITDA from continuing operations	$ 71,212	75,177	$116,778	120,427

* Excludes amounts attributable to redeemable non-controlling interests
CONTACT: Trent J. Carman, Chief Financial Officer, (303) 792-7591